EXHIBIT 99.1

The Wendy’s Company Prices $2.275 Billion Securitized Financing Facility

Dublin, Ohio (May 19, 2015) – The Wendy’s Company (NASDAQ: WEN) today announced that it has entered into a purchase agreement (the “Purchase Agreement”) under which one of its indirect, special purpose subsidiaries (the “Master Issuer”) has agreed to issue and sell $875 million of its Series 2015-1 3.371% Fixed Rate Senior Secured Notes, Class A-2-I (the “Class A-2-I Notes”), $900 million of its Series 2015-1 4.080% Fixed Rate Senior Secured Notes, Class A-2-II (the “Class A-2-II Notes”), and $500 million of its Series 2015-1 4.497% Fixed Rate Senior Secured Notes, Class A-2-III (the “Class A-2-III Notes” and, together with the Class A-2-I Notes and the Class A-2-II Notes, the “Notes”).  Interest payments on the Notes are payable on a quarterly basis.  The legal final maturity date of the Notes is in June of 2045, but, unless earlier prepaid to the extent permitted under the indenture that will govern the Notes, the anticipated repayment dates of the Class A-2-I Notes, the Class A-2-II Notes and the Class A-2-III Notes will be 4.25, 7 and 10 years, respectively.  The Notes are expected to be issued by the Master Issuer in a privately placed securitization transaction.

The Master Issuer also intends to enter into a purchase agreement under which it will issue $150 million Series 2015-1 Class A-1 Notes, which will allow the Master Issuer to borrow amounts from time to time on a revolving basis.

The net proceeds from the expected sale of the Notes will be used for repayment of existing senior secured indebtedness, transaction costs associated with the refinancing, and general corporate purposes, including the return of cash to shareholders.

The closing of the sale of the Notes is expected to occur on June 1, 2015, subject to satisfaction of various closing conditions.

There can be no assurance regarding the timing of the closing or that the securitization transaction will be completed.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other security.  The Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Forward-Looking Statements

This news release contains certain statements that are not historical facts.  Those statements, as well as statements preceded by, followed by, or that include the words “will,” “intends,” “expected”

or “would be,” constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”).  The forward-looking statements are based on the Company’s expectations at the time, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors.  These factors include, but are not limited to, the satisfaction of the closing conditions to the Purchase Agreement described above, the impact of general market, industry, credit and economic conditions, as well as other factors identified in the “Special Note Regarding Forward-Looking Statements and Projections” and “Risk Factors” sections of our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act.

About The Wendy’s Company

The Wendy's Company is the world’s third-largest quick-service hamburger company.  The Wendy's system includes approximately 6,500 franchise and Company-operated restaurants in the United States and 28 countries and U.S. territories worldwide.  For more information, visit www.aboutwendys.com.

Investor contact:
David D. Poplar, Vice President of Investor Relations
(614) 764-3311
david.poplar@wendys.com